Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALIMERA SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)(2)	200,000	$3.83(2)	$766,000.00	$0.00014760	$113.06
Total Offering Amounts					$766,000.00		$113.06
Total Fee Offsets(3)							-
Net Fee Due							$113.06

(1)

The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Alimera Sciences, Inc. (the “Registrant”) stated above consists of (i) 125,000 shares of Common Stock issuable pursuant to a stock option award granted to Todd Wood, the President of U.S. Operations of the Registrant, to induce such individual to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Wood Inducement Award”) and (ii) 75,000 shares of Common Stock issuable pursuant to a stock option award granted to Elliot Maltz, the Chief Financial Officer of the Registrant, to induce such individual to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Maltz Inducement Award” and, together with the Wood Inducement Award, the “Inducement Awards”).

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.83 per share, which is the average of the high and low prices of the Registrant’s Common Stock on February 6, 2024, as reported on the Nasdaq Global Market.

(3)	The Registrant does not have any fee offsets.